Exhibit 10.2

MASTER PROFESSIONAL SERVICES AGREEMENT

This Master Professional Services Agreement (this “Agreement”) is made and entered into effective the ___ day of February 2010, by and between Core Equity Group LLC, with its offices located at 501 Madison Avenue, Suite 501, New York, NY 10022 and (“Consultant”) and Advance Nanotech, Inc., with its offices located at 400 Rella Boulevard, Suite 160, Montebello, New York 10901 (“Company”).

Company desires that Consultant provide certain services to Company and Consultant desires to do so.

It is therefore agreed as follows:

1.      Services.

(a)      Consultant shall perform the services described and agreed upon by both Company and Consultant in all Exhibits hereto for consulting with respect to certain projects agreed between the parties (collectively, the “Services”). Consultant shall perform the Services and provide the deliverables in connection therewith (the “Deliverables”) in accordance with the milestones set forth in all Exhibits, if any, and Company policies and procedures and under the direction of Company or such other person(s) as Company may designate.  Consultant agrees to perform the Services in accordance with the specifications set forth in all Exhibits and the highest professional standards applicable to the performance of like services and to Company’s satisfaction. Consultant shall devote as much time as reasonably required to complete the Services in the time frame designated by Company, and Consultant shall meet with Company regularly on such days as may be designated by Company.  Consultant shall also be available for regular telephone conferencing with Company.

(b)      Company may periodically request reasonable written reports concerning Consultant's progress, project status, billing data, and other matters pertaining to the Services, and Consultant shall promptly provide such reports to Company at no additional charge.

(c)      Consultant acknowledges that Consultant is and its employees are acting as independent consultants and not as an employee or employees of Company and that neither Consultant nor its employees shall be eligible for any benefits made available to employees of Company.

2.      Term.  Unless earlier terminated as provided herein below, the term of Consultant’s Services under this Agreement shall commence on the date set forth above and shall continue for a period of twelve (12) months.  Thereafter, this Agreement may continue on a month to month basis upon mutual agreement of the parties.  Company shall have the right to terminate this Agreement at any time upon sixty (60) days’ notice, subject to completion of work in progress, without liability or continuing obligation.  In the event of such termination, Company’s liability to Consultant for such termination shall be to pay Consultant any unpaid balance due for Services delivered or performed before receipt of Company’s termination notice and up to the effective termination date, and pay for any unpaid expenses the Consultant incurred through the effective termination date.

3.      Fee.  In consideration of Consultant’s providing the Services, the rights assigned to Company and the obligations assumed by Consultant hereunder, Company shall pay Consultant the fee set forth in all Exhibits hereto.

4.      Expenses.  Company shall reimburse Consultant in accordance with Company’s regular policy for all reasonable expenses incurred by Consultant in connection with the Services upon presentation of appropriate documentation covering those expenses.  Expenses are due upon receipt of invoice.

5.      Confidentiality; Warranties; Indemnification.

(a)      In connection with the Services, Consultant will have access to information of a nature not generally disclosed to the public. Consultant agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Company Confidential and Proprietary Information.  “Company Confidential and Proprietary Information” includes but is not limited to all Company business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by Company.  Such confidential information may or may not be designated as confidential or proprietary and may be oral, written or electronic media.  Consultant understands that such information is owned and shall continue to be owned solely by Company.  In addition, Consultant may become privy to private or confidential information relating to the customers or other employees of Company, such as credit card account numbers and employee productivity results. Consultant agrees that throughout the Term of this Agreement and thereafter, Consultant will not disclose, directly or indirectly, in whole or in part, any of Company Confidential and Proprietary Information, or any private information relating to a customer or other employee.  Upon termination of this Agreement, Consultant shall, at Company’s option, either return or destroy all Company Confidential and Proprietary Information in its possession and promptly certify in writing that it has done so.

(b)      The company agrees to indemnify Consultant in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this agreement as Annex A., which Indemnification provisions are incorporated herein and made a part thereof.

6.      Miscellaneous.

(a)      Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, mailed by registered or certified mail, return receipt requested, delivered by overnight courier or faxed (with confirmation receipt report) to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

If to the Company: Advance Nanotech, Inc. Attn: Board of Directors 400 Rella Boulevard, Ste 160 Montebello, NY 10901 +1 845 533-4225	If to the Consultant: Core Equity Group LLC Attn: Jon Buttles 501 Madison Avenue, Ste 501 New York, NY 10022 +1 212 561-5689

(b)      This Agreement contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to this subject matter, supersedes all previous agreements and understandings with respect to those matters, and cannot be changed except by an agreement in writing signed by the parties.

(c)      This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed in the New York, and each party submits to the jurisdiction and venue of New York state.

(d)      The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement.  Any waiver must be in writing.

(e)      The parties acknowledge that this Agreement contemplates certain personal services of Consultant and accordingly neither this Agreement nor any obligation of Consultant or its employees may be assigned or delegated without Company’s prior consent.

CORE EQUITY GROUP LLC	ADVANCE NANOTECH, INC.
By: /s/ Jon Buttles Name: Jon Buttles Title: Managing Partner Date: February 23, 2010	By: /s/ Peter Rugg Name: Peter Rugg Title: Director Date: February 23, 2010

Exhibit A

Statement of Work:  AVNA_001

Financial Advisory

Background

General Overview

Core Equity Group LLC (“Consultant”) shall provide financial advisory services to Advance Nanotech, Inc. (“Company”).  Consultant shall be responsible for (a) developing and executing strategies to eliminate or reduce the convertible debt outstanding, (b) developing and executing strategies to complete an exchange agreement with Owlstone, and (c) developing, implementing and maintaining an investor relations strategy.

Duties and Responsibilities

Consultant has identified broadly the following objectives and activities that Consultant intends to fulfill under this Statement of Work:

Function

•	To develop, implement and manage an investor relations strategy suitable to the Company
•	To develop and execute strategies to eliminate or reduce the convertible debt outstanding
•	To develop and execute strategies to complete an exchange agreement with Owlstone

Roles

•	Investor relations
o	Developing the strategic messaging for the Company
o	Developing and managing an investor packet suitable for shareholders upon request
o	Drafting all investor communication including shareholder letters, press releases and text needed for public filings
o	Maintaining the Company’s website for investor relations
o	Communicating with shareholders and other stakeholders as warranted
o	Developing a system for tracking and responding to inbound shareholder requests
o	Evaluating third party resources for further investor relations support, as required
•	Convertible debt elimination
o	Develop strategies amenable to the Company to eliminate the convertible debt outstanding or provide amendments that free the Company of restrictive provisions
o	Negotiate with noteholders on behalf of the Company
o	Pursue outside sources for inclusion in the strategies, if applicable
•	Exchange agreement
o	Develop strategies amenable to the Company to affect an exchange agreement with Owlstone whereby the companies become one organization

o	Negotiate with Owlstone on behalf of the Company
o	Pursue outside sources and advisors for execution of the strategies on terms and conditions acceptable to the Board

Approach Overview

Consultant has identified the above objectives in conjunction with Company based on its current needs.  It is understood that such services will be provided to Company by Consultant on an as needed basis.  Company acknowledges that given the nature of the work to be completed, it is difficult to quantify time necessary to complete the objectives.  Consultant shall be responsible for dedicating the time necessary to the projects at its discretion.  It is understood that there may be related projects and activities that are needed underneath this objective, given the nature of the function.  As such, this Statement of Work shall be evaluated by the parties on a regular basis for consistency with the overall objectives.

Jon Buttles shall serve as lead on this Statement of Work.

Pricing

For its services as defined in this Statement of Work, and subject to the terms and conditions of the Master Professional Services Agreement between the parties, Core shall be entitled to fees as follows, to be paid as set forth below.

a)	Consulting Fee.
o
As consideration for its services, Consultant shall receive $5,000 per month in cash paid in advance on the first day of each month, with the first payment commencing upon execution of this Statement of Work and the second payment on March 1, 2010

b)	Incentive Compensation
o	Consultant shall receive a one time share grant of 250,000 restricted shares of common stock of the Company
o
Consultant shall receive a share grant of 500,000 restricted shares of common stock of the Company upon completion of an agreement, acceptable to the board of directors of the Company, with all of the holders of the convertible notes to settle or convert the convertible notes or waive restrictive provisions satisfactory to the Company

o
Consultant shall receive a fee of 2% on the value of the Company upon completion of an agreement with Owlstone to exchange, merge or consolidate (the “Exchange Transaction”) to create one go-forward organization.  The fee shall only be payable on the value attributed to the Company as set forth in the Exchange Transaction with Owlstone.  The fee will be paid 50% in cash and 50% in shares of the Company, valued at the per share price of the Company as set forth in the Exchange Transaction.  In the event the Exchange Transaction takes place in phases, the entire fee shall be payable upon completion of the first phase.

Term

This Statement of Work shall become effective _________ and last for a period of twelve months.  Termination provisions set forth in the master PSA shall apply.  Notwithstanding the foregoing, such termination shall not affect compensation due to the Consultant that is deemed earned, as set forth above with respect to the fees set forth in Incentive Compensation.

Points of Contact

Jon Buttles Managing Partner 501 Madison Avenue, Suite 501 New York, NY 10022 jon@coreequitygroup.com

Acceptance

The parties acknowledge and agree that this Statement of Work (SOW) shall be governed by the Master Professional Services Agreement (“PSA”) dated ___________, by and between Core Equity Group LLC and Advance Nanotech, Inc.

IN WITNESS WHEREOF, the Parties have executed this Statement of Work effective ___________.

By: ADVANCE NANOTECH INC.	By: CORE EQUITY GROUP LLC
Signature: /s/ Peter Rugg	Signature: /s/ Jon Buttles
Name: Peter Rugg	Name: Mr. Jon Buttles
Title: Director	Title: Managing Partner

Annex A

INDEMNIFICATION PROVISIONS

Advance Nanotech, Inc. (the “Company”), agrees to indemnify and hold harmless Core Equity Group LLC (“Consultant”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant’s acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the performance or non-performance of its obligations under the Master Professional Services Agreement dated __________, including exhibits and related Statements of Work, between Consultant and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith or willful misconduct of Consultant. The Company also agrees that Consultant shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Consultant’s bad faith or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Consultant or the persons indemnified below in this sentence and shall extend to the following: Consultant, its affiliated entities, managers, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to Consultant in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which Consultant proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Consultant to notify the Company shall not relieve the Company from its obligations hereunder.  Consultant shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the reasonable fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Consultant made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of Consultant, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Consultant of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Consultant, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Consultant, on the other hand, and also the relative fault of the Company, on the one hand, and Consultant on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, Consultant shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant pursuant to the Agreement.

Neither termination nor completion of the engagement of Consultant referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.